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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


[X]   Filed by the Registrant

[ ]   Filed by a party other than the Registrant

Check the appropriate box:

      [ ]   Preliminary Proxy Statement

      [ ] Confidential, for Use of the Commission Only [as permitted by Exchange Act Rule 14(a)-6(e)(2)]

      [ ]   Definitive Proxy Statement

      [X]   Definitive Additional Material

      [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

               NORTHLAND CABLE PROPERTIES FIVE LIMITED PARTNERSHIP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee:

      [ ]   No fee required.

      [ ]   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or
            14a-6(i)(2), or Item 22(a)(2) ] of Schedule 14A.

      [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
            0-11:

            (1) Title of each class of securities to which transaction applies: LIMITED PARTNERSHIP AND GENERAL PARTNERSHIP INTERESTS

            (2)   Aggregate number of securities to which transaction applies:
                  14,735 UNITS OF LIMITED PARTNERSHIP INTEREST (THE "UNITS") AND ALL OF THE GENERAL PARTNERSHIP INTEREST

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and how determined): approximately $773.92 PER UNIT AND $3,801,262.25 FOR THE GENERAL PARTNERSHIP INTERESTS BASED UPON THE PROJECTED PARTNERSHIP NET CASH VALUE OF $15,205,049 (75% OF WHICH IS ATTRIBUTABLE TO THE UNITS AND 25% OF WHICH IS ATTRIBUTABLE TO THE GENERAL PARTNERSHIP INTERESTS)

            (4)   Proposed maximum aggregate value of transaction: $15,205,049

            (5)   Total fee paid: $3,041

      [X]   Fee paid previously with written preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

            (1)   Amount previously paid:

            (2)   Form, schedule or registration statement number:

            (3)   Filing party:

            (4)   Date filed:


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               NORTHLAND CABLE PROPERTIES FIVE LIMITED PARTNERSHIP
                          1201 THIRD AVENUE, SUITE 3600
                            SEATTLE, WASHINGTON 98101



June 18, 1998



TO: THE LIMITED PARTNERS OF NORTHLAND CABLE PROPERTIES FIVE LIMITED PARTNERSHIP


Dear Limited Partner:

      We are writing this letter to inform you of a lawsuit that was recently filed by one of the limited partners of Northland Cable Properties Five Limited Partnership ("NCP-Five"). The suit, Paul J. Isaac v. Northland Communications Corporation, FN Equities Joint Venture, FN Equities, Inc., John S. Whetzell, John S. Simmers, Richard I. Clark and Northland Cable Properties Five Limited Partnership, (Case No. 98-2-13464-0, filed June 3, 1998 in the Superior Court of Washington in and for King County), was brought by Mr. Isaac and alleges breach of fiduciary duty, violations of the Washington State Securities Act and Washington Consumer Protection Act, and various other breaches. Among other things, Mr. Isaac seeks the court's permission to establish a class action consisting of all limited partners of NCP-Five certifying him as a representative of the class, to enjoin NCP-Five from proceeding with, consummating or closing the proposed sale to Northland Cable Properties, Inc., to seek damages for the alleged breaches, and to be reimbursed for his attorneys' and experts' fees and expenses.

      We at Northland believe that the claims brought by Mr. Isaac are totally without merit and will vigorously defend this lawsuit. Indeed, we believe the only parties truly damaged by this lawsuit are you, our limited partners, for the inconvenience, delay and potentially significant legal fees and other costs that this misguided action might cause. In particular, it appears that the actions of Mr. Isaac and his lawyers will prevent us from closing the proposed sale and distributing the first installment of the proceeds during July, 1998, as we had originally intended.


      For several months Northland has been working diligently for NCP-Five to finalize the transaction as soon as possible after the scheduled June 25th NCP-Five special meeting. To that end, Northland has arranged a financing commitment from a lender, has allocated its internal personnel, and has retained outside professionals to ensure the timely completion of this transaction.
While we expect Mr. Isaac's claims to be dismissed in a summary fashion, the court could take a year or longer to reach a final decision. If Mr. Isaac ultimately were to prevail, NCP-Five may have to undertake several time-consuming and costly steps to effect the sale of the partnership's assets including obtaining an additional fairness opinion from an independent financial advisor and soliciting third party bids. Selecting a broker (who will charge a substantial fee) and identifying interested, qualified buyers may take between three months and one year. Following that, third party transactions generally take nine to 18 months to complete and involve the negotiation of purchase and sale agreements, the completion of due diligence, the receipt of required consents, and the expiration of a post-closing period before all proceeds can be disbursed. Because of the geographical locations of NCP-Five's systems, finding a single buyer may be difficult. Consequently, in a multiple buyer situation, the time needed for completion as well as the legal and other transaction costs may be increased significantly. Other details of closing such as disbursal of funds also become more complicated. Because of the potential for lengthy delay in closing the proposed transaction, we are looking into the likelihood of having to contact you again to obtain your proxy to extend the dissolution date of NCP-Five's partnership for approximately five more years, or until December 31, 2006, as we investigate these matters further.


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      Again, we understand the significant inconvenience to you that has been brought about by this lawsuit. Northland is confident the court will see plaintiff's claims as without merit and we are optimistic the proposed transaction can be completed within the next 60 to 90 days.



                                       Very truly yours,

                                       NORTHLAND CABLE PROPERTIES FIVE
                                       LIMITED PARTNERSHIP
                                       By: Northland Communications Corporation,
                                           Managing General Partner


                                       By: /s/ JOHN S. WHETZELL
                                           John S. Whetzell, President